Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180752

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 2, 2013

Pricing Supplement to the
Prospectus Supplement dated August 2, 2013 and the
Prospectus dated April 25, 2012

   % Senior Notes due August         , 2018

United Community Banks, Inc. is offering $           aggregate principal amount of   % Senior Notes due August      , 2018 (the “Notes”). We will pay interest on the Notes semi-annually on February and August of each year.  The first such payment will be made on February      , 2014. The Notes will be issued only in denominations of $1,000 and in integral multiples of $1,000.

The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of August        , 2013, between us and The Bank of New York Mellon, as trustee (the “Trustee”).  The Indenture contains covenants that, among other things, limit our ability to create liens on the capital stock of our bank subsidiary.

We may elect to redeem the Notes, in whole or in part, on any interest payment date on or after August         , 2015 at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest.

The Notes will not be listed on any securities exchange or made available for quotation on any quotation system.  Currently, there is no market for the Notes.

Investing in the Notes involves a high degree of risk. We urge you to carefully read the sections entitled “Risk Factors” beginning on page P-4 of this pricing supplement and page S-5 of the accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, which is incorporated herein by reference.

The Notes are our unsecured obligations.  The Notes are not deposits or other obligations of our bank subsidiary and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	%	$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

The initial public offering price set forth above does not include accrued interest, if any.

The underwriters expect to deliver the Notes through the facilities of The Depository Trust Company (“DTC”) against payment in New York, New York on        , 2013.

Macquarie Capital Program Arranger and Joint Book-Running Manager	Goldman, Sachs & Co. Joint Book-Running Manager

Pricing Supplement dated    , 2013

TABLE OF CONTENTS

Pricing Supplement

Prospectus Supplement

Prospectus

i

ABOUT THIS PRICING SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus, or in any additional pricing supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, or any additional pricing supplement or any free writing prospectus is accurate only as of the date on its cover page regardless of the time of delivery or any sale of the Notes. In case there are differences or inconsistencies between this pricing supplement and the accompanying prospectus supplement or prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the issuance of the Notes in certain jurisdictions may be restricted by law. We are issuing the Notes only in jurisdictions where such issuances are permitted. Persons outside the United States who come into possession of this pricing supplement and the accompanying prospectus supplement and prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Notes and the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus outside the United States. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Notes offered by this pricing supplement and the accompanying prospectus supplement and prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

 It is important for you to read and consider all of the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page P-4 of this pricing supplement and on page S-5 of the accompanying prospectus supplement and in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which is incorporated herein by reference. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

As used in this pricing supplement and the accompanying prospectus supplement and prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

ii

SUMMARY

The following summary highlights selected information contained elsewhere in this pricing supplement and should be read together with the information contained in other parts of this pricing supplement and in the accompanying prospectus supplement and prospectus and does not contain all the information you will need to make your investment decision. You should read carefully this entire pricing supplement, the accompanying prospectus supplement and prospectus and the documents incorporated by reference in this pricing supplement before making your investment decision. This pricing supplement provides you with a general description of United, the Notes issuable under this pricing supplement and the offering. The accompanying prospectus supplement and prospectus, including exhibits to the prospectus, provides additional information about us and the Notes.

Business

We are the third largest bank holding company headquartered in Georgia. As of June 30, 2013, we have total consolidated assets of $7.16 billion, total loans of $4.19 billion, total deposits of $6.01 billion and shareholders’ equity of $829 million. We conduct substantially all of our operations through our wholly-owned Georgia bank subsidiary, United Community Bank (the “bank”), which operates with decentralized management that is currently organized as 27 separate “community banks” at 103 locations throughout north Georgia, the Atlanta, Georgia metropolitan statistical area, or MSA, the Gainesville, Georgia MSA, coastal Georgia, western North Carolina, east Tennessee and the Greenville-Mauldin-Easley, South Carolina MSA. In 2012, we expanded into Greenville, South Carolina by opening a loan production office. While we enjoy the efficiencies of a single bank charter, each of our community banks is led by a local president and management team who collectively have significant experience in and ties to their respective communities. Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured lending, wire transfers, brokerage services and other financial services.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this pricing supplement, including our Annual Report on Form 10-K for the year ended December 31, 2012, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

We were incorporated in 1987 as a Georgia corporation. Our principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265. Our website is http://www.ucbi.com. Information on our website is not incorporated into this pricing supplement by reference and is not a part hereof.

P-1

About the Offering

Issuer	United Community Banks, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due August , 2018.

Denomination	$1,000 of principal amount and any integral multiple of $1,000 in excess thereof.

Maximum Principal Offered	$35,000,000

Minimum Principal Offered	$15,000,000

Additional Notes
We may at any time, without notice to or the consent of the holders of the Notes, but in compliance with the terms of the Indenture, issue additional notes of the same series as the Notes or otherwise having the same ranking, interest rate, maturity date and other terms as the Notes.  Notwithstanding the maximum principal amount of Notes set forth above, we reserve the right to sell additional Notes, concurrently with the issuance of the Notes pursuant to the auction and additional Notes outside of the auction, as part of the same series and having the same terms and public offering price of the Notes offered and sold hereby.

Minimum Bid Interest Rate (Yield)	5.50%

Maximum Bid Interest Rate (Yield)	6.15%

Bid Increments	0.05%

Minimum Bid Size	$1,000

Participating in the Auction
In order to participate in an auction for the Notes being offered hereby, you must obtain a bidder ID, either from an underwriter or selected dealer, or by going directly to the auction website at https://auctions.zionsdirect.com/user/register, and open a bidding account. Brokers who are not selected dealers will need to submit their bids, either directly at such website or through an underwriter or one of the selected dealers.  Potential investors and brokers that request an underwriter or a selected dealer to submit bids for them and do not have a brokerage account with an underwriter or one of the selected dealers must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account.

Public Offering Price	100.00% of the principal amount, plus accrued interest, if any, from August , 2013.

Auction Period	Auction Start: 9:00 a.m. ET, August 5, 2013. Auction End: 12:00 noon ET, August 7, 2013.

Sizing Period End	4:00 p.m. ET, August 6, 2013.

Non-Competitive Bidding	Applicable

Maturity Date	August , 2018.

Interest
We will pay interest on the Notes semi-annually on February and August of each year, commencing February             , 2014 at a rate of   % per year. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Sinking Fund	None

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Ranking
The Notes are senior, unsecured obligations of the Company and rank equally in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to the Junior Subordinated Debt (as defined in the Indenture) and any future indebtedness of the Company that is expressly made subordinate to the Notes by the terms of such indebtedness. The Notes will be structurally subordinated to all existing and future debt and all other liabilities of our subsidiaries and will be effectively subordinated to all of our existing and future secured indebtedness.

Optional Redemption
We may elect to redeem the Notes, in whole or in part, on any interest payment date on or after August      , 2015 at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest.

Global Note; Book-Entry System
The Notes will initially be issued in fully registered form without interest coupons. The Notes will be evidenced by a global note deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or a nominee of DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants.

Trustee	The Bank of New York Mellon

Use of Proceeds	We intend to use the net cash proceeds from this offering for general corporate purposes, which may include the redemption or repurchase of certain of our debt securities.

Listing	The Notes will not be listed on any securities exchange or made available for quotation on any quotation system.

Governing Law	The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

U.S. Federal Income Tax Consequences
You should carefully review the section “Certain Material U.S. Federal Income Tax Consequences” in this pricing supplement and discuss the tax consequences of your particular situation with your tax advisor.

Settlement Date	It is expected that the delivery of the Notes will be made against payment for the Notes on August , 2013, which is the third business day after the scheduled end date of the auction.

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RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully review the risks and uncertainties listed below, together with the risk factors described in the sections entitled “Risk Factors” in the accompanying prospectus supplement and prospectus and in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and which are incorporated by reference into this pricing supplement. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section below entitled “A Warning About Forward-Looking Statements”.

Risks Related to the Notes

Interest payments on our indebtedness have been generally restricted by certain of our regulators.

Pursuant to an informal memorandum of understanding we entered into with Federal Reserve Bank of Atlanta (the “Federal Reserve”) and the Georgia Department of Banking and Finance (the “DBF”), we may not incur additional indebtedness, pay cash dividends, make payments on our trust preferred securities or subordinated indebtedness or repurchase outstanding capital stock without prior approval of the Federal Reserve and the DBF. We understand that the Federal Reserve and the DBF have taken the position that, as long as the memorandum of understanding remains in effect, we may not pay interest on senior indebtedness without their prior approval. We have obtained a waiver from the Federal Reserve and the DBF that allows us to pay interest and principal on the Notes. However, the Federal Reserve and the DBF have asked that we seek their approval prior to paying interest on our other senior indebtedness, including our currently outstanding $35,000,000 aggregate principal amount 9.90% Senior Notes (the “Outstanding Senior Debt”). If we are unable to obtain the approval of either the Federal Reserve or the DBF with respect to an interest payment on the Outstanding Senior Debt and/or any of our other senior indebtedness with an aggregate principal amount then outstanding of $25,000,000 or more that we may have outstanding from time to time, we may default on that interest payment (subject to any permitted grace period) and that default would constitute an event of default under the instrument governing the Outstanding Senior Debt and/or such other senior indebtedness that we may have outstanding from time to time. That event of default would also constitute an event of default under the Notes. In any such case, an event of default under the Notes would entitle holders of the Notes and may entitle holders of the Outstanding Senior Debt and/or such other senior indebtedness that we may have outstanding from time to time, as well as certain other of our senior creditors to, among other things, declare the principal of and accrued and unpaid interest, if any, on all outstanding Notes and such other debt securities and senior indebtedness to be due and payable immediately, as applicable. See “Description of Notes—Events of Default”. The occurrence of such events could result in your receiving substantially less than the principal amount of the Notes.

We may be unable to repay the Notes.

As a bank holding company, our ability to pay interest on, and the principal amount of, our indebtedness, including the Notes, depends primarily on the receipt of dividends from our wholly-owned bank subsidiary. Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of the bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements. As of June 30, 2013, pursuant to these restrictions, the bank does not have the ability to pay dividends to us without prior regulatory approval.

Our failure to pay interest on, or the principal amount of, the Notes when due and payable will constitute an event of default under the Notes and the Indenture. We may not have sufficient funds to make the required interest payments or the principal amount at maturity of the Notes or have the ability to arrange necessary financing on acceptable terms. We also cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay such amounts when due. In addition, future borrowing arrangements or regulatory or other agreements or obligations to which we become a party may contain restrictions on, or prohibitions against, our repayment of the Notes. Our inability to pay for your Notes could result in your receiving substantially less than the principal amount of the Notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Notes.

Our principal and interest payment obligations under our currently outstanding indebtedness are significant. The degree to which we will be leveraged after incurring any additional indebtedness pursuant to this offering could materially and adversely affect our ability to obtain additional necessary financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business, regulatory and other factors affecting our operations, many of which are beyond our control.

We may be unable to generate sufficient cash flow to satisfy our obligations under the Notes.

Our ability to generate cash flow from operations to make interest payments on the Notes will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions. If our operations do not generate sufficient cash flow from operations to satisfy our obligations under the Notes, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. For example, additional funds or alternative financing may not be available to us on favorable terms, or at all. Our inability to generate sufficient cash flow from operations, incur substantially more debt or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

P-4

Although the Notes are referred to as “senior notes,” they will be effectively subordinated to our secured indebtedness and all liabilities of our subsidiaries.

The Notes are unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, any of our assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under such secured indebtedness before any payments are made on the notes or our other unsecured indebtedness.

In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of each of our subsidiaries, including our bank subsidiary, except to the extent we may be a creditor of that subsidiary with recognized senior claims. This occurs because our rights to receive any assets of our subsidiaries upon their liquidation or reorganization, and thus the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors.

There are limited covenants in the Indenture pursuant to which we will issue the Notes.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the Indenture pursuant to which we will issue the Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the Indenture from granting security interests over our assets, except to the extent described under “Description of Notes—Covenants” in this pricing supplement, or from paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, a default under our existing Indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Notes—Covenants “ included in this pricing supplement.

We and/or the holders of the Notes may be adversely affected by unfavorable rating actions from rating agencies.

Our ability to access the capital markets is important to our overall funding profile. This access and the interest rates that we pay on our securities are influenced by, among other things, the ratings assigned by rating agencies to us and particular classes of securities that we issue. In general, rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings, and our ratings may change from time to time. In addition, rating agencies have themselves been subject to scrutiny arising from the financial crisis, and rating agencies may make, or be required to make, substantial changes to their ratings policies and practices, and such changes may affect ratings of our securities.

A rating agency may downgrade, qualify or withdraw a rating at any time. Any decrease, or potential decrease, in credit ratings could have an adverse effect on the market price of the Notes, impair our ability to access the capital markets and/or increase the cost of our debt, and thereby adversely affect our liquidity and financial condition. We also cannot predict whether customer relationships or opportunities for future relationships could be adversely affected by customers who choose to do business with a higher rated institution.

Additionally, rating agencies that we have not engaged to provide a rating may nevertheless issue an unsolicited rating.  If any such unsolicited ratings are issued, they may be different from the ratings previously issued by other rating agencies. The issuance of unsolicited ratings that are different from the previously issued ratings may affect the value of the Notes. As part of the process of obtaining ratings for the Notes, we had discussions with and submitted certain materials to two rating agencies. Based on feedback from those rating agencies, we selected one to issue a corporate family rating, which includes the Notes. Had we also selected the other rating agency to rate the Notes offered hereby or provide a corporate family rating, the rating that the other rating agency would ultimately have assigned to us and the Notes would have been lower. Although unsolicited ratings may be issued by any rating agency, a rating agency might be more likely to issue an unsolicited rating if it was not selected after having provided initial rating indications to the issuer.

Furthermore, if the SEC determines in the future that any  rating agency that has rated us or the Notes no longer qualifies as a “nationally recognized statistical ratings organization” for purposes of the federal securities laws, that determination may have an adverse effect on the market price of the Notes.

Below investment-grade securities are subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of below-investment grade rated securities.

P-5

An investment in the Notes is not an insured deposit.

The Notes are not bank deposits and, therefore, are not insured against loss by the Federal Deposit Insurance Corporation (“FDIC”) or any other public or private entity. Investment in the Notes is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this pricing supplement and is subject to the same market forces that affect the securities in any company. As a result, if you acquire the Notes, you may lose some or all of your investment.

An active trading market may not develop for the Notes.

The Notes will not be liquid investments because no public trading market currently exists for such Notes and it is unlikely that a market will develop. Potential purchasers of the Notes should consider carefully the limited liquidity of such investment before purchasing some or all of the Notes. We do not intend to apply for the listing of the Notes on any securities exchange or for the quotation of the Notes on any quotation system. An active market for the Notes may not develop. Even if a trading market for the Notes were to develop, it may not continue, and a purchaser of some or all of the Notes may not be able to sell such Notes at or above the price at which they were purchased.

Risks Associated with Our Business and Related to Regulatory Events

For the risks associated with our business and industry, as well as the risks related to legislative and regulatory events, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report for the quarterly period ended June 30, 2013, which is incorporated in this pricing supplement by reference.

Risks Associated with the Auction Process

For the risks associated with the auction process, see the section entitled “Risk Factors” in the accompanying prospectus supplement.

P-6

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This pricing supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about United and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries. We caution our investors and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this pricing supplement, our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013:

●	our ability to maintain profitability;

●	our ability to fully realize our deferred tax asset balances, including net operating loss carry-forwards;

●	the condition of the banking system and financial markets;

●	the results of our most recent internal credit stress test may not accurately predict the impact on our financial condition if the economy were to continue to deteriorate;

●	our ability to raise capital as may be necessary;

●	our ability to maintain liquidity or access other sources of funding;

●	changes in the cost and availability of funding;

●	the success of the local economies in which we operate;

●	our concentrations of residential and commercial construction and development loans and commercial real estate loans are subject to unique risks that could adversely affect our earnings;

●	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

●	the accounting and reporting policies of United;

●	if our allowance for loan losses is not sufficient to cover actual loan losses;

●	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

●	competition from financial institutions and other financial service providers;

●	risks with respect to future expansion and acquisitions;

●	if the conditions in the stock market, the public debt market and other capital markets deteriorate;

●	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related regulations and other changes in financial services laws and regulations;

●	a special assessment that may be imposed by the FDIC on all FDIC-insured institutions in the future, similar to the assessment in 2009 that decreased our earnings;

●	the costs and effects of litigation, examinations, investigations, or similar matters, or adverse facts and developments related thereto, including possible dilution; and

●
regulatory or judicial proceedings, board resolutions, informal memorandums of understanding or formal enforcement actions imposed by regulators that may occur, or any such proceedings or enforcement actions that is more severe than we anticipate.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this pricing supplement are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this pricing supplement. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this pricing supplement or to reflect the occurrence of unanticipated events.

P-7

USE OF PROCEEDS

The cash proceeds to us from the sale of the Notes will be approximately $           million (after deducting estimated underwriting discounts and commissions and estimated offering expenses). We intend to use the net cash proceeds from this offering for general corporate purposes, which may include the redemption or repurchase of certain of our debt securities.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2013:

●	on an actual basis; and

●	as adjusted to give effect to the sale of the Notes in this offering on a pro forma basis.

	As of June 30, 2013
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(in thousands)	(in thousands)
Federal Home Loan Bank advances and other borrowings over one year	$-	$-
Long-term debt:
Notes offered hereby	-
Structured repurchase agreement	50,000	50,000
Other senior long-term debt	35,000	35,000
Subordinated debentures	35,000	35,000
Trust preferred securities	54,845	54,845
Total long-term debt	174,845

Shareholders’ equity:
Preferred stock, $1 par value; 10,000,000 shares authorized;
Series A; $10 stated value; 21,700 shares issued and outstanding	217	217
Series B; $1,000 stated value; 180,000 shares issued and outstanding	179,323	179,323
Series D; $1,000 stated value; 16,613 shares issued and outstanding	16,613	16,613
Series F; $1,000 stated value; 0 shares issued and outstanding	-	-
Series G; $1,000 stated value; 0 shares issued and outstanding	-	-
Common stock, $1 par value; 100,000,000 shares authorized;
43,356,492 shares issued and outstanding	43,356	43,356
Common stock, non-voting, $1 par value; 30,000,000 shares authorized;
14,474,810 shares issued and outstanding	14,475	14,475
Common stock issuable; 271,215, 133,238 and 94,657 shares	4,705	4,705
Capital surplus	1,057,931	1,057,931
Accumulated deficit	(473,531)	(473,531)
Accumulated other comprehensive loss	(13,786)	(13,786)
Total shareholders’ equity	829,303	829,303
Total capitalization	$1,004,148	$

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RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges excluding interest on deposits for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Including interest on deposits	.02x	1.31x	1.35x	(1.94)x	(2.84)x	(.90)x	.55x
Excluding interest on deposits	(.48)x	1.55x	1.60x	(5.95)x	(11.82)x	(8.53)x	(2.19)x

(1)
Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest with rental expense, pre-tax earnings required to pay dividends on outstanding preferred stock and pre-tax accretion.

(2)	The amount of pre-tax earnings required to achieve one-to-one coverage for the six months ended June 30, 2013 was $23.9 million.

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DESCRIPTION OF NOTES

This section outlines the specific financial and legal terms of the Notes that are more generally described under “Description of Securities—Description of Debt Securities” beginning on page 11 of the accompanying prospectus. If anything described in this section is inconsistent with the terms described under “Description of Securities—Description of Debt Securities” in the accompanying prospectus, the terms described here shall prevail.

This summary and the summary in the accompanying prospectus under “Description of Securities—Description of Debt Securities” is not meant to be a complete description of the Notes. This description, and the description in the accompanying prospectus, is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended (the “Articles”), and our Amended and Restated Bylaws, as amended (the “Bylaws”), the applicable provisions of the Georgia Business Corporation Code, and the Indenture. The Articles are filed as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, our Bylaws are filed as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, and the Indenture is filed as an exhibit to the registration statement of which this pricing supplement forms a part.

Wherever particular provisions or defined terms of the Indenture or the Notes are referred to, these provisions or defined terms are incorporated in this pricing supplement by reference. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the Notes. You may request copies of these documents from us upon written request at our address, which is listed in this pricing supplement under “Where You Can Find More Information”.

General

The aggregate principal amount of the Notes will be                 , and will mature on August     , 2018. The Notes will bear interest at a rate of         % per year, payable semi-annually on February and August of each year commencing February     , 2014, to holders of record at the close of business on                and              , as the case may be, preceding the next interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months, and interest for any partial period will be computed on the basis of a 360-day year of twelve 30-day months and the number of days elapsed in any partial month.

The Notes will be issued only in fully registered form without interest coupons, and only in denominations of $1,000 of principal amount and any integral multiple of $1,000 in excess thereof.

The Notes are senior, unsecured obligations of the Company and rank equally in right of payment with all existing and future senior unsecured indebtedness of the Company and senior in right of payment to the Junior Subordinated Debt (as defined in the Indenture) and any future indebtedness of the Company that is expressly made subordinate to the Notes by the terms of such indebtedness. The Notes will be structurally subordinated to all existing and future debt and all other liabilities of our subsidiaries and will be effectively subordinated to all of our existing and future secured indebtedness. As of the date hereof, our “Junior Subordinated Debt” consists of the Company’s Trust Preferred Securities Guarantees and the Company’s outstanding 6.75% junior subordinated notes due 2012, subordinated step-up notes due 2015, 8.125% junior subordinated deferrable interest debentures due 2028, 11.295% junior subordinated notes due 2030, 10.60% junior subordinated deferrable interest debentures due 2030, floating rate junior subordinated debentures due 2034, fixed rate junior subordinated debentures due 2038, and variable rate subordinated debentures due 2038.

There is no sinking fund for the Notes.

We may at any time, without notice to or the consent of the holders of the Notes, but in compliance with the terms of the Indenture, issue additional notes of the same series as the Notes or otherwise having the same ranking, interest rate, maturity date or other terms as the Notes.

For information about regulatory restrictions on payments on our indebtedness, see “Risk Factors—Interest payments on our indebtedness have been generally restricted by certain of our regulators.”

Redemption

The Notes are redeemable, in whole or in part, at our option on any interest payment date on or after August, 2015. The redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the redemption price. A notice of redemption may not be conditional. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portion thereof called for redemption.

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We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods terminating on or before the redemption date. If we redeem the Notes in part, the Trustee will select the notes to be redeemed in principal amounts of $1,000 any integral multiple of $1,000 in excess thereof in accordance with the procedures of DTC, or if not in global form, by lot.

In the event of any redemption, neither we nor the Trustee will be required to (a) issue, register the transfer of, or exchange, Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption ending at the close of business on the day of mailing of notice of redemption; or (b) transfer or exchange any Notes so selected for redemption, except, in the case of any Notes being redeemed in part, any portion thereof not to be redeemed.

Transfer and Exchange

The Notes will initially be issued in fully registered form without interest coupons. The Notes will be evidenced by a global note deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or a nominee of DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants. Notes may not be transferred except by DTC to a nominee of DTC, by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Notes held as beneficial interests in the global note will be exchangeable for certificates issued in definitive registered form only in the limited circumstances described under “Description of Securities—Description of Debt Securities—Transferred and Exchange—Global Debt Securities and Book-Entry System” In the accompanying prospectus supplement.

Notices to be given to holders of Notes in global form will be given only to DTC, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of Notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the Trustee’s records, and will be deemed given when mailed.

Covenants

Consolidation, Merger and Sale of Assets.  Subject to certain exceptions, for so long as any of the Notes are outstanding, the Company and the Company’s depository institution subsidiary, the bank, will not directly or indirectly, sell or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of the material subsidiary, nor will the Company permit the material subsidiary to issue such securities of the material subsidiary if, in each case, the Company would cease to own, directly or indirectly, at least 80% of the issued and outstanding voting stock of the material subsidiary.

Additionally, for so long as any of the Notes are outstanding, and subject to certain exceptions, the Company will not permit the material subsidiary to merge or consolidate with or into any corporation or other person, unless:

●	the Company is the surviving corporation or person; or

●	unless, upon such transaction, the Company will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding voting stock.

Further, the Company will not permit the material subsidiary to lease, sell, assign or transfer all or substantially all of its properties and assets to any person (other than the Company), unless, upon such transaction, the Company will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of that person.

Liens. Subject to certain exceptions, for so long as any of the Notes are outstanding, the Company and the material subsidiary, will not create, assume, incur, encumbrance or lien, as the security for indebtedness for borrowed money, upon any shares of voting stock of the material subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock), without making effective provision whereby the Notes shall be equally and ratably secured with any and all such indebtedness, if such action would result in the Company not continuing to own at least 80% of the issued and outstanding voting stock of the material subsidiary.

Events of Default

Event of default means, with respect to the Notes, any of the following:

●
default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the Trustee or with a paying agent prior to the expiration of the 30-day period);

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●	default in the payment of principal of or premium on the Notes when due and payable;

●
default in the performance or breach of any other covenant or warranty by us in the Indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of 60 days after we receive written notice from the Trustee or we and the Trustee receive written notice from the holders of not less than 25% of the principal amount of the then-outstanding Notes;

●	certain events of bankruptcy, insolvency or reorganization of our company; and

●
default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or our material subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument.

The occurrence of an event of default may constitute an event of default under the Outstanding Senior Notes and under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the Indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

 If an event of default with respect to the Notes occurs and is continuing, then the Trustee or the holders of not less than 25% of the principal amount of the then-outstanding Notes may, by a notice in writing to us (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all outstanding Notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding Notes. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the then-outstanding Notes may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to Notes, have been cured or waived.

The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Notes, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

 No holder of any Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless:

●	that holder has previously given to the Trustee written notice of a continuing event of default with respect to the Notes; and

●
the holders of at least 25% of the principal amount of the then-outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as Trustee, and the Trustee has not received from the holders of a majority in principal amount of the then-outstanding Notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any Notes will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on the Notes on or after the due dates expressed in the Notes and to institute suit for the enforcement of payment.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes by an initial beneficial owner thereof that acquires the Notes upon their original issuance at their initial offering price. We have based this summary upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and are subject to change, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary assumes that a beneficial owner will hold the Notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences arising under the laws of any state or local jurisdiction or non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, “controlled foreign corporations”, “passive foreign investment companies”, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, persons holding the Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, and certain former citizens or permanent residents of the United States.

            If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding any of the Notes, you should consult your tax advisor.

            If you are considering the purchase of the Notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

            As used in this discussion, a “U.S. Holder” is a beneficial owner of the Notes that is:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of the Notes that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

Interest on the Notes. Stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

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Sale, Exchange, Redemption, or other Taxable Disposition. Upon the sale, exchange, redemption, or other taxable disposition of the Notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale or other taxable disposition (less any amount attributable to accrued interest which will be taxable as ordinary income, if not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the Notes at that time. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, redemption, or other taxable disposition of the Notes. A U.S. Holder’s tax basis in the Notes generally will be equal to the amount paid for the Notes. Gain or loss realized on the sale, exchange, redemption or other taxable disposition of the Notes generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the Notes have been held for more than one year. Long-term capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding. Generally, we must report to the IRS the amount of the payments of interest on the Notes or the proceeds of the sale, exchange, redemption or other disposition of the Notes, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding, currently at the rate of 28%, will apply to payments received by a U.S. Holder with respect to the Notes unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Medicare Tax on Investment Income. On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation requires certain individuals, estates and trusts to pay a 3.8% Medicare surtax, for taxable years beginning after December 31, 2012, on the lesser of (1) “net investment income” for the relevant taxable year and (2) the excess of modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Net investment income generally includes, among other things, gross income from interest and gain on sale in respect of securities (like the Notes), subject to certain exceptions. Prospective purchasers of the Notes should consult their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the Notes.

Consequences to Non-U.S. Holders

Interest on the Notes. Generally any interest paid to a Non-U.S. Holder of a Note that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment) will not be subject to U.S. federal income or withholding tax provided that:

●	the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock;

●	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are directly or indirectly a “related person” within the meaning of the applicable provisions of the Code;

●	the Non-U.S. Holder is not a bank receiving interest as described in Section 881(c)(3)(A) of the Code; and

●
the Non-U.S. Holder (i) provides its name and address on IRS Form W-8BEN or applicable substitute form and certifies under penalties of perjury that the Non-U.S. Holder is not a U.S. person or (ii) holds its Notes through certain foreign intermediaries and satisfies certain other special certification requirements.

            If a Non-U.S. Holder does not satisfy the preceding requirements, interest on a Note that is not effectively connected with a U.S. trade or business would generally be subject to U.S. withholding tax at a flat rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty (provided certain certification requirements are met).

            Sale, Exchange, Redemption, or other Taxable Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, redemption or other taxable disposition of the Notes provided that: (i) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if required by an applicable income tax treaty and (ii) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption or other disposition of the Notes.

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Income Effectively Connected with a Trade or Business within the United States. If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if interest on the Notes, or gain realized on the sale, exchange, redemption or other disposition of the Notes, is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided certain certification requirements (such as providing an IRS Form W-8ECI) are satisfied), generally will be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if it were a U.S. Holder. Any such Non-U.S. Holders should read the material under the heading “Consequences to U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Information Reporting and Backup Withholding. We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any interest paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury and we do not have actual knowledge or reason to know that such holder is a U.S. person. Sales or exchanges of the Notes by a Non-U.S. Holder might be subject to information reporting, and might be subject to backup withholding at the applicable rate, currently 28%, unless the seller certifies its Non-U.S. status (and we do not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

            Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the IRS in a timely manner.

            Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

Under the terms and subject to the conditions contained in an underwriting agreement dated       , 2013, as supplemented by the terms agreement dated        , 2013, between us and the representative on behalf of the several underwriters, we have agreed to sell the Notes, and the underwriters through the representative have severally, but not jointly, agreed to purchase from us the principal amount of Notes listed opposite their names below.

Underwriter		Principal Amount of Notes

Macquarie Capital (USA), Inc.	$

Goldman, Sachs & Co.	$

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased.

The underwriters propose to offer the Notes at the offering price set forth on the cover page of this preliminary prospectus and may receive underwriting discounts and commissions of up to $        per $1,000 principal amount of Notes and may re-allow $      of the discount on the principal amount per Note on sales of such Notes by other brokers or dealers.

The following table shows the per Note and total underwriting discounts to be paid to the underwriters by us with respect to Notes offered hereby.

Paid by the Company

Per Note	$

Total	$

For further information, please refer to “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $        .

Zions Direct, Inc., as Auction Service Provider, will be paid a fee of $7,500 for auction services provided in connection with the offering of the Notes.

It is expected that the delivery of the Notes will be made against payment for the Notes on              , 2013, which is the third business day after the scheduled end date of the auction. Under Rule 15c6-1 of the Exchange Act, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  If the auction is completed prior to the scheduled end date, the settlement date will remain the same and purchasers who wish to trade notes prior to the date that is three business days preceding the settlement date will be required to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement.  Purchasers of the Notes who wish to trade the notes during any such period prior to initial settlement should consult their advisors if settlement is more than three business days after the scheduled end date of the auction.

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LEGAL MATTERS

The validity of the Notes offered hereby has been passed upon for us by Troutman Sanders LLP, Atlanta, Georgia, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries as of December 31, 2012 and 2011, and for the three-year period ended December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, incorporated by reference in this pricing supplement have been audited by Porter Keadle Moore, LLC, independent registered public accounting firm, as stated in their report dated March 1, 2013, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this pricing supplement and the accompanying prospectus supplement and prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this pricing supplement and the accompanying prospectus supplement and prospectus. We incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the year ended December 31, 2012;

●	our Proxy Statement for the 2013 Annual Meeting;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013; and

●
our Current Reports on Form 8-K filed on January 24, 2013, February 22, 2013, March 1, 2013, March 15, 2013, March 25, 2013, May 23, 2013, and June 28, 2013 (except in each case, any information that has been deemed to be “furnished” and not filed in accordance with SEC rules, and any exhibits related thereto).

In addition, all documents filed we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this pricing supplement until we sell all of the Notes offered by this pricing supplement (except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein)) will be deemed to be incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and to be a part of this pricing supplement and the accompanying prospectus supplement and prospectus from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this pricing supplement or the accompanying supplement and prospectus will be deemed to be modified or superseded for purposes of this pricing supplement and the accompanying prospectus supplement and prospectus to the extent that a statement contained in any subsequently filed document that is or deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this pricing supplement and the accompanying prospectus supplement and prospectus.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this pricing supplement or the accompanying prospectus supplement and prospectus. You may obtain documents incorporated by reference in this pricing supplement by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265.

We maintain a website at http://www.ucbi.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this pricing supplement.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available to the public on the website maintained by the SEC at http://www.sec.gov. You may also read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

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$

% Senior Notes Due August      , 2018

                   , 2013

PRICING SUPPLEMENT

Macquarie Capital Program Arranger and Joint Book-Running Manager Goldman, Sachs & Co. Joint Book-Running Manager